EXHIBIT 99.1

UFP Technologies Announces Record Q3 Results

NEWBURYPORT, Mass., Nov. 05, 2019 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $5.6 million or $0.75 per diluted common share outstanding for its third quarter ended September 30, 2019, up 36.5% from net income of $4.1 million or $0.56 per diluted common share outstanding for the same period in 2018.  Sales for the third quarter were $49.4 million, up 3.3% from third quarter sales of $47.8 million in 2018.  Net income for the nine-month period ended September 30, 2019 was $14.0 million or $1.87 per diluted common share outstanding, up 41.1% from net income of $9.9 million or $1.34 per diluted common share outstanding for the same period in 2018.  Sales for the nine-month period ended September 30, 2019 were $148.1 million, up 6.0% from sales of $139.8 million for the same period in 2018.

"I am very pleased with our third quarter results, led by 16.5% growth in our medical market," said R. Jeffrey Bailly, Chairman and CEO.  "Our strategy of shifting our book of business toward high-end, longer-term opportunities, primarily in the medical space, continues to improve our results. This shift helped grow our gross margins by a full percentage point over last year, to 27% of sales.”

“In addition, a comprehensive R&D tax review following the acquisition of Dielectrics has afforded UFP both a catch-up benefit on previously earned R&D credits and anticipated ongoing future tax benefits that will favorably impact earnings per share,” Bailly continued. “This benefit is derived from the significant R&D work done at Dielectrics, combined with the rapidly growing development work at UFP Technologies, all of which is eligible for R&D tax credits. Overall, our pipeline of medical device development programs has never been stronger. This work generates healthy margins, strengthens our knowledge base and customer relationships, and typically translates to manufacturing revenue in the years ahead.”

“To accommodate the rapid growth of one large medical program, we also launched a new state-of-the-art manufacturing cell utilizing Dielectrics' technology at a UFP facility,” Bailly said. “This illustrates the synergies we envisioned when we acquired Dielectrics. We’re providing a duplicate manufacturing location for a key Dielectrics customer, transferring Dielectrics' technology and know-how to a UFP medical facility, and freeing up production space at Dielectrics to facilitate its next stage of growth.”

“Although we continue to see softness in the consumer and electronics markets, new recently-awarded programs should help bolster these markets going forward,” Bailly said. “In addition, strong cash flow at both UFP and Dielectrics has enabled us to reduce our net debt virtually to zero.  This positions us well to finance the new acquisition opportunities we have been actively exploring.  For all these reasons we remain excited about the future of UFP Technologies.”

Financial Highlights for Q3 and YTD 2019:

  Sales for the third quarter grew 3.3% to $49.4 million, from $47.8 million in the same period of 2018.  Year-to-date sales through September grew 6.0% to $148.1 million, from $139.8 million in the same period of 2018.
  Third quarter sales to the medical market grew 16.5%.  Sales to the automotive market grew 8.2% while sales to the aerospace & defense market declined 15.0%.  All other sales (consumer, electronics, and industrial) declined 23.5%.
  Year-to-date sales to the medical market grew 16.3%.  Sales to the automotive and aerospace & defense markets grew 4.3% and 16.0%, respectively.  All other sales (consumer, electronics and industrial) declined 20.2%.
  Gross profit as a percentage of sales (“gross margin”) grew to 27.0% for the third quarter, from 26.0% in the same quarter of 2018.  Gross margin for the nine-month period ended September 30, 2019 grew to 27.1% from 25.5% in the same period of 2018.
  Selling, general and administrative expenses (“SG&A”) as a percentage of sales for the third quarter was 14.5% compared to 13.7% in the same quarter of 2018.  For the nine-month period ended September 30, 2019, SG&A as a percentage of sales was 15.0% compared to 14.7% in the same period of 2018.
  For the third quarter, operating income grew 4.3% to $6.1 million, from $5.9 million in the same quarter of 2018, while operating income as a percentage of sales increased to 12.4% from 12.3%.  For the nine-month period ended September 30, 2019, operating income grew 27.2% to $18.0 million, from $14.1 million in the same period of 2018, while operating income as a percentage of sales grew to 12.1%, from 10.1% in the same period of 2018.
  Net income increased 36.5% to $5.6 million in the third quarter of 2019, from $4.1 million in the same period of 2018.  For the nine-month period ended September 30, 2019 net income increased 41.1% to $14.0 million, from $9.9 million in the same period of 2018.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market.  Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding, and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company's acquisition and integration of Dielectrics and the synergies, customer opportunities and other benefits anticipated in connection with the Dielectrics business and products, statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth, statements regarding product development programs transitioning to manufacturing revenues, statements regarding anticipated trends in the different markets in which the Company competes and expectations regarding customer demand, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies, and new production equipment of the Company, expectations regarding the Company’s cost cutting efforts, expectations regarding the Company’s eligibility for certain tax credits and their anticipated impact on the Company’s financial results, expectations regarding the Company’s liquidity and future financing needs, statements about the Company’s participation and growth in multiple markets, its business opportunities, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, risks and uncertainties associated with the Company's acquisition and integration of Dielectrics, risks associated with the effect of the acquisition of Dielectrics on the Company's earnings, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions, the financing of such acquisitions and the integration of any acquisition candidates, risks associated with manufacturing capacity and efficiencies, and new production equipment of the Company, risks and uncertainties associated with the anticipated growth of the Company’s business, including product development programs transitioning to manufacturing revenues, and increases to sales, earnings, earnings per share, cost cutting efforts, and the Company’s eligibility for certain tax credits as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$49,394	$47,808	$148,120	$139,758
Cost of sales	36,073	35,377	107,932	104,156
Gross profit	13,321	12,431	40,188	35,602
Selling, general and administrative expenses	7,183	6,541	22,226	20,550
Acquisition-related costs	-	-	-	1,089
Material overcharge settlement	-	-	-	(104)
Loss (gain) on sale of fixed assets	-	5	-	(51)
Operating income	6,138	5,885	17,962	14,118
Interest expense, net	165	343	590	988
Other income (expense)	24	(85)	461	(137)
Income before income tax expense	5,949	5,627	16,911	13,267
Income tax expense	308	1,493	2,938	3,366
Net income	$5,641	$4,134	$13,973	$9,901

Net income per share outstanding	$0.76	$0.56	$1.88	$1.35
Net income per diluted share outstanding	$0.75	$0.56	$1.87	$1.34

Weighted average shares outstanding	7,432	7,366	7,419	7,338
Weighted average diluted shares outstanding	7,493	7,435	7,476	7,406

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018

Assets:
Cash	$11,390	$3,238
Receivables	28,796	28,321
Inventories	19,219	19,576
Other current assets	4,695	4,491
Net property, plant, and equipment	57,080	57,667
Goodwill	51,838	51,838
Intangible assets, net	21,289	22,232
Other assets	6,031	2,235
Total assets	$200,338	$189,598
Liabilities and equity:
Current installments of long-term debt	$2,857	$2,857
Accounts payable	6,825	6,836
Other current liabilities	11,679	10,965
Long-term debt, excluding current installments	12,143	22,286
Other liabilities	10,945	6,197
Total liabilities	44,449	49,141
Total equity	155,889	140,457
Total liabilities and stockholders' equity	$200,338	$189,598

2019 Q3 EARNINGS RELEASE UFPT